UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

PEPCO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Filed by Pepco Holdings, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Pepco Holdings, Inc.
Commission File No.: 001-31403

On May 7, 2014, Pepco Holdings, Inc. issued a news release announcing its operating results for the first quarter of 2014.

FOR IMMEDIATE RELEASE | MAY 7, 2014
Media Contact:  Robert Hainey
Office 202-872-2680 | 24/7 Media Hotline 202-872-2680 | rshainey@pepcoholdings.com
Investor Contact:  Donna Kinzel
Office 302-429-3004 | donna.kinzel@pepcoholdings.com
701 Ninth St., NW Washington, DC 20068 pepcoholdings.com NYSE: POM

Pepco Holdings Reports First Quarter 2014 Financial Results;

Reaffirms Full Year 2014 Earnings Guidance Range

Pepco Holdings, Inc. (NYSE: POM) today reported first quarter 2014 earnings from continuing operations as follows:

	Three Months Ended March 31,
	2014	2013
Net Income (Loss) from Continuing Operations (GAAP)

Net Income (Loss) ($ in millions)	$75	$(111)
Earnings (Loss) Per Share	$0.30	$(0.47)

Adjusted Net Income from Continuing Operations (Non-GAAP)

Adjusted Net Income ($ in millions)	$75	$56
Adjusted Earnings Per Share	$0.30	$0.24

“Last week we announced plans to merge with Exelon, with the goal of creating a stronger combined company that is better positioned to deliver value to our customers,” said Joseph M. Rigby, Chairman, President and Chief Executive Officer.  “As we move forward with the approval process, we remain focused on continued improvement in reliability and customer satisfaction through ongoing investment in our infrastructure.  The significant investments we have made in the electric system have resulted in a more resilient electric grid and the increase in earnings in the first quarter of 2014 reflects the impact of these investments.”

(more)

Pepco Holdings’ GAAP net income from continuing operations for the three months ended March 31, 2014 was $75 million or 30 cents per share, as compared to a net loss of $111 million or 47 cents per share for the same period in 2013.  There were no adjustments between GAAP earnings and ongoing earnings for the first quarter of 2014.  Excluding items that we believe are not representative of ongoing business operations, adjusted net income from continuing operations for the first quarter of 2013 would have been $56 million or 24 cents per share.

The primary drivers of the increase in net income from continuing operations for the first quarter 2014, as compared to the adjusted net income from continuing operations (Non-GAAP) for the 2013 period, were higher electric distribution revenue (primarily due to higher rates driven by increased infrastructure investment), lower operation and maintenance expense and higher weather related sales in our service territories that do not have revenue decoupled from sales.  The impact of favorable income tax adjustments in 2013 and higher depreciation expense partially offset the net income increase.

Non-GAAP Financial Information

Management believes the adjusted net income from continuing operations and related per share data (both as historical financial information and earnings guidance) are representative of Pepco Holdings’ ongoing business operations.  Management uses this information internally to evaluate Pepco Holdings’ period-over-period financial performance and, therefore, believes that this information is useful to investors.  The presentation of adjusted net income from continuing operations and related per share data is intended to complement, and should not be considered as an alternative to, reported earnings and related per share data presented in accordance with generally accepted accounting principles in the United States (GAAP).

(more)

Reconciliation of GAAP Financial Information to Adjusted Financial Information

Net Income (Loss) from Continuing Operations – millions of dollars	Three Months Ended March 31,
	2014	2013
Reported (GAAP) Net Income (Loss) from Continuing Operations	$75	$(111)
Adjustments (after-tax):
● Interest associated with change in assessment of corporate tax benefits related to the cross-border energy lease investments	–	66
● Potomac Capital Investment Corporation (PCI) valuation allowances related to certain deferred tax assets	–	101
Adjusted Net Income from Continuing Operations (Non-GAAP)	$75	$56

Earnings (Loss) per Share from Continuing Operations	Three Months Ended March 31,
	2014	2013
Reported (GAAP) Earnings (Loss) per Share from Continuing Operations	$0.30	$(0.47)
Adjustments (after-tax):
● Interest associated with change in assessment of corporate tax benefits related to the cross-border energy lease investments	–	0.28
● PCI valuation allowances related to certain deferred tax assets	–	0.43
Adjusted Earnings per Share from Continuing Operations (Non-GAAP)	$0.30	$0.24

The income tax effects with respect to the foregoing adjustments, where applicable, were calculated using a composite income tax rate of 35 percent.

Discontinued Operations

            Due to the early termination of Pepco Holdings’ cross-border energy lease investments during 2013, these investments are being accounted for as discontinued operations and are no longer reported as a separate segment for financial reporting purposes.

            In 2013, Pepco Energy Services (PES) completed a previously announced wind-down of its retail energy supply component.  As a result, the operations of PES’ retail electric and natural gas supply businesses are being reported as discontinued operations and are no longer a part of the PES segment for financial reporting purposes.

(more)

For the quarter ended March 31, 2014, earnings were zero for discontinued operations, compared to a net loss of $1.35 per share, for the same period in the prior year.

Earnings Guidance

Pepco Holdings today reaffirmed its earnings guidance range for 2014 of between $1.12 and $1.27 per share.  The guidance range assumes normal weather conditions and excludes:

●	the results of discontinued operations and the impact of any special, unusual or extraordinary items,

●	the effect of adopting new accounting standards,

●	the effect of changes in tax law,

●	the impairment of assets, and

●	any merger and integration costs associated with the planned merger with Exelon.

Recent Events

Merger Agreement

●
On April 29, 2014, Pepco Holdings, Inc. and Exelon entered into an Agreement and Plan of Merger where Exelon will acquire PHI for $27.25 per share in a cash transaction.  Upon closing of the transaction, PHI will become a wholly-owned subsidiary of Exelon.  The transaction has been unanimously approved by each of PHI’s and Exelon’s board of directors, but is subject to certain conditions, including the approval of PHI’s shareholders, the Department of Justice, and regulators including the Delaware Public Service Commission (DPSC), District of Columbia Public Service Commission (DCPSC), Maryland Public Service Commission, New Jersey Board of Public Utilities, Virginia State Corporation Commission and the Federal Energy Regulatory Commission (FERC).  The parties anticipate receiving approvals and closing the transaction in the second or third quarter of 2015.

Operations

●
In April 2014, Power Delivery modified its capital expenditure forecast for 2014 through 2018 to include $157 million of capital expenditures for certain additional transmission projects.  Total Power Delivery capital expenditures for the five-year period are forecast to be $6 billion, with $4.4 billion planned for distribution and other capital expenditures and $1.6 billion planned for transmission capital expenditures.

(more)

●
Power Delivery electric sales were 12,264 GWh in the first quarter of 2014, compared to 11,905 GWh for the same period in 2013.  In the electric service territories, heating degree days increased by 13 percent for the first quarter 2014, compared to the same period in 2013.  Weather-adjusted electric sales were 11,809 GWh in the first quarter of 2014, compared to 11,983 GWh for the first quarter of 2013.

●
As of March 31, 2014, Delmarva Power’s installation and activation of electric smart meters is underway in its Maryland service territory, and is complete in its Delaware service territory.  Pepco’s installation and activation of electric smart meters is complete in both its District of Columbia and Maryland service territories.  Recovery of smart meter costs in electric distribution base rates has begun in the District of Columbia and is being phased into electric distribution base rates in Delaware, with a final phase in date of June 2014.  Regulatory assets associated with smart meter installation and activation in Maryland have been created.

●
For the three months ended March 31, 2014, PES signed $17 million in energy efficiency contracts and $32 million in underground transmission construction contracts.  PES signed $1 million in energy efficiency contracts and $11 million in underground transmission contracts for the same period in 2013.

Regulatory Matters

●
On May 3, 2014, the $1 billion undergrounding legislation initially recommended by the District of Columbia’s Power Line Undergrounding Task Force became law.  Funding for the undergrounding program will be divided evenly between Pepco and the District of Columbia.  Pepco’s cost recovery will be through a customer surcharge.  DCPSC approval of the financing and surcharge applications associated with the legislation is expected in the fourth quarter of 2014.

●
On April 2, 2014, the DPSC approved a $15.1 million annual increase in Delmarva Power’s electric distribution base rates based on a 9.7 percent return on equity.  As permitted by Delaware law, Delmarva Power implemented interim rate increases of $2.5 million on June 1, 2013 and $25.1 million on October 22, 2013.  Upon DPSC approval of a refund plan, the excess amount collected will be returned to customers.  The new rates were effective May 1, 2014.

(more)

●	On March 26, 2014, the DCPSC approved a $23.4 million annual increase in Pepco’s electric distribution base rates based on a 9.4 percent return on equity. The new rates were effective April 16, 2014.

●
On March 14, 2014, Atlantic City Electric filed an electric distribution base rate case in New Jersey.  The filing seeks approval of an annual rate increase of $61.7 million, based on a requested return on equity of 10.25 percent.  A decision is expected in the case in the first quarter of 2015.

●
On February 28, 2014, the FERC issued an order approving the settlement agreement regarding the recovery of Mid-Atlantic Power Pathway (MAPP) abandoned costs.  The settlement provides for recovery of $80.5 million of costs over a three-year period and allows Delmarva Power and Pepco to retain title to all real property acquired for the MAPP project.

Financing

●
On March 18, 2014, Pepco issued $400 million of 10-year first mortgage bonds.  The bonds bear interest at a fixed rate of 3.6 percent and are due on March 15, 2024.  Pepco used a portion of the net proceeds to repay in full at maturity $175 million of 4.65 percent senior notes secured by a like principal amount of 4.65 percent first mortgage bonds due April 15, 2014.  The balance of the proceeds was used to repay Pepco commercial paper and for general corporate purposes.

Further details regarding changes in first quarter consolidated earnings between 2014 and 2013 are provided in the schedules that follow.  Additional information regarding financial results and recent regulatory events can be found in the Pepco Holdings, Inc. Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission, and which is also available at www.pepcoholdings.com/investors.  Pepco Holdings, Inc. routinely makes available this and other important information on its website, which is a key channel of distribution for Pepco Holdings, Inc. to reach its public investors and to disclose material, non-public information.  Information on the website is not part of this news release.

(more)

Conference Call for Investors

Pepco Holdings, Inc. will host a conference call to discuss first quarter results on Wednesday, May 7 at 10 a.m. E.T.  Investors, members of the media and other interested persons may access the conference call on the Internet at http://www.pepcoholdings.com/investors or by calling 1.800.638.4817 before 9:55 a.m.  The pass code for the call is 42691241.  International callers may access the call by dialing 1.617.614.3943, using the same pass code 42691241.  An on-demand replay will be available for seven days following the call.  To hear the replay, dial 1.888.286.8010 and enter pass code 21609069.  International callers may access the replay by dialing 1.617.801.6888 and entering the same pass code 21609069.  An audio archive will be available at PHI's website, http://www.pepcoholdings.com/investors.

Note:  If any non-GAAP financial information (as defined by the Securities and Exchange Commission in Regulation G) is used during the quarterly earnings conference call, a presentation of the most directly comparable GAAP measure and a reconciliation of the differences will be available at http://www.pepcoholdings.com/investors promptly after the conclusion of the conference call.

About PHI: Pepco Holdings, Inc. (NYSE: POM) is one of the largest energy delivery companies in the Mid-Atlantic region, serving about 2 million customers in Delaware, the District of Columbia, Maryland and New Jersey. PHI subsidiaries Pepco, Delmarva Power and Atlantic City Electric provide regulated electricity service; Delmarva Power also provides natural gas service.  Through Pepco Energy Services, PHI also provides energy savings performance contracting services, underground transmission and distribution construction and maintenance services, and steam and chilled water under long-term contracts.

Forward-Looking Statements:  Some of the statements contained in this news release with respect to Pepco Holdings, Pepco, Delmarva Power and Atlantic City Electric, including each of their respective subsidiaries (each, a Reporting Company), are forward-looking statements within the meaning of the U.S. federal securities laws, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “could,” “expects,” “intends,” “assumes,” “seeks to,” “plans,” “anticipates,” “believes,” “projects,” “estimates,” “predicts,” “potential,” “future,” “goal,” “objective,” or “continue” or the negative of such terms or other variations thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties.   Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause one or more Reporting Company’s or their subsidiaries’ actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.   Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements.  These factors should be read together with the risk factors included in the “Risk Factors” section and other statements contained in each Reporting Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 28, 2014, and in each Reporting Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and investors should refer to these risk factor sections and other statements.  All of such factors and forward-looking statements are difficult to predict, contain uncertainties, are beyond each Reporting Company’s control and may cause actual results to differ materially from those contained in any forward-looking statements.  Any forward-looking statements speak only as to the date this news release was issued, and none of the Reporting Companies undertakes any obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for a Reporting Company to predict all such factors.  Furthermore, it may not be possible to assess the impact of any such factor on such Reporting Company’s or its subsidiaries’ business (viewed independently or together with the business or businesses of some or all of the other Reporting Companies or their subsidiaries) or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.  Any specific factors that may be provided should not be construed as exhaustive.

(more)

Additional Information and Where to Find It:  This communication does not constitute a solicitation of any vote or approval. PHI intends to file with the SEC and mail to its stockholders a proxy statement in connection with the proposed merger transaction. PHI URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Exelon, PHI and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of PHI’s proxy statement (when it becomes available) may be obtained free of charge from Pepco Holdings, Inc., Corporate Secretary, 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. Investors and security holders may also read and copy any reports, statements and other information filed by PHI with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation:  Exelon, PHI, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Exelon’s directors and executive officers is available in its proxy statement filed with the SEC on April 2, 2014 in connection with its 2014 annual meeting of stockholders, and information regarding PHI’s directors and executive officers is available in its proxy statement filed with the SEC on March 25, 2014 in connection with its 2014 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

(more)

Pepco Holdings, Inc.
Earnings Per Share Variance
2014 / 2013

			Three Months Ended March 31,
				Pepco
			Power	Energy	Corporate	Total
			Delivery	Services	and Other	PHI
2013 Earnings (loss) per share from Continuing Operations (GAAP) (1)			$0.24	$0.01	$(0.72)	$(0.47)

2013 Adjustments (2)
●	Interest associated with change in assessment of corporate tax benefits related to the cross-border energy lease investments		–	–	0.28	0.28
●	PCI valuation allowances related to certain deferred tax assets		–	–	0.43	0.43

2013 Adjusted earnings (loss) per share from Continuing Operations (Non-GAAP)			0.24	0.01	(0.01)	0.24

Change from 2013 Adjusted earnings (loss) per share from Continuing Operations
Regulated Operations
●	Distribution Revenue
	-	Weather (estimate) (3)	0.03	-	-	0.03
	-	Rate Increases	0.06	-	-	0.06
	-	Other Distribution Revenue	0.02	-	-	0.02
●	Transmission Revenue		0.01	-	-	0.01
●	ACE Basic Generation Service (primarily unbilled revenue)		(0.01)	–	–	(0.01)
●	Operation & Maintenance		0.04	-	-	0.04
●	Depreciation & Amortization		(0.03)	-	-	(0.03)
●	Other, net		0.02	-	-	0.02
Pepco Energy Services			–	(0.01)	-	(0.01)
Corporate and Other			–	-	-	-
Income Tax Adjustments			(0.05)	-	-	(0.05)
Dilution			(0.02)	-	-	(0.02)

2014 Earnings (loss) per share from Continuing Operations (GAAP) (4)			$0.31	$–	$(0.01)	$0.30

(1)	The weighted average number of diluted shares outstanding for the 2013 period was 237 million.

(2)
Management believes the adjusted items are not representative of the Company's ongoing business operations.  The presentation of this Non-GAAP financial information is intended to complement, and should not be considered an alternative to, the GAAP information.

(3)	The effect of weather compared to the 20-year average weather is estimated to have increased earnings by $0.03 per share.

(4)	The weighted average number of diluted shares outstanding for the 2014 period was 251 million.

(more)

SEGMENT INFORMATION

	Three Months Ended March 31, 2014
	Power Delivery	Pepco Energy Services	Corporate and Other (a)	PHI Consolidated
	(millions of dollars)
Operating Revenue	$1,272	$60	$(2)	$1,330
Operating Expenses (b)	1,103	60	(6)	1,157
Operating Income	169	–	4	173
Interest Expense	55	–	10	65
Other Income	12	–	1	13
Income Tax Expense (Benefit)	47	–	(1)	46
Net Income (Loss) from Continuing Operations	79	–	(4)	75
Total Assets (excluding Assets Held for Disposition)	13,438	286	1,279	15,003
Construction Expenditures	$264	$–	$18	$282

(a)
Total Assets in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, all of which is allocated to Power Delivery for purposes of assessing impairment. Total assets also include capital expenditures related to certain hardware and software expenditures which primarily benefit Power Delivery. These expenditures are recorded as incurred in Corporate and Other and are allocated to Power Delivery once the assets are placed in service. Corporate and Other includes intercompany amounts of $(2) million for Operating Revenue, $(1) million for Operating Expenses, and $(1) million for Interest Expense.

(b)	Includes depreciation and amortization expense of $133 million, consisting of $124 million for Power Delivery, $2 million for Pepco Energy Services and $7 million for Corporate and Other.

	Three Months Ended March 31, 2013
	Power Delivery	Pepco Energy Services	Corporate and Other (a)	PHI Consolidated
	(millions of dollars)
Operating Revenue	$1,124	$56	$–	$1,180
Operating Expenses (b)	1,001	54	(8)	1,047
Operating Income	123	2	8	133
Interest Expense	56	–	11	67
Other Income	6	1	1	8
Income Tax Expense (c)	15	1	169 (d)	185
Net Income (Loss) from Continuing Operations	58	2	(171)	(111)
Total Assets (excluding Assets Held for Disposition)	12,453	346	1,965	14,764
Construction Expenditures	$282	$1	$13	$296

(a)
Total Assets in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, all of which is allocated to Power Delivery for purposes of assessing impairment. Total assets also include capital expenditures related to certain hardware and software expenditures which primarily benefit Power Delivery. These expenditures are recorded as incurred in Corporate and Other and are allocated to Power Delivery once the assets are placed in service. Corporate and Other includes intercompany amounts of zero for Operating Revenue, $(1) million for Operating Expenses and $(4) million for Interest Expense.

(b)	Includes depreciation and amortization expense of $112 million, consisting of $104 million for Power Delivery, $2 million for Pepco Energy Services and $6 million for Corporate and Other.
(c)
Includes after-tax interest associated with uncertain and effectively settled tax positions allocated to each member of the consolidated group, including a $12 million interest benefit for Power Delivery and interest expense of $66 million for Corporate and Other.

(d)	Includes non-cash charges of $101 million representing the establishment of valuation allowances against certain deferred tax assets of PCI included in Corporate and Other.

(more)

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(millions of dollars, except per share data)

Operating Revenue	$1,330	$1,180

Operating Expenses
Fuel and purchased energy	614	562
Other services cost of sales	46	40
Other operation and maintenance	216	227
Depreciation and amortization	133	112
Other taxes	104	105
Deferred electric service costs	44	1
Total Operating Expenses	1,157	1,047
Operating Income	173	133

Other Income (Expenses)
Interest expense	(65)	(67)
Other income	13	8
Total Other Expenses	(52)	(59)
Income from Continuing Operations Before Income Tax Expense	121	74
Income Tax Expense Related to Continuing Operations	46	185
Net Income (Loss) from Continuing Operations	75	(111)
Loss from Discontinued Operations, Net of Income Taxes	–	(319)
Net Income (Loss)	$75	$(430)

Basic and Diluted Share Information
Weighted average shares outstanding – Basic (millions)	251	237
Weighted average shares outstanding – Diluted (millions)	251	237
Earnings (loss) per share of common stock from Continuing Operations – Basic and Diluted	$0.30	$(0.47)
Earnings (loss) per share of common stock from Discontinued Operations – Basic and Diluted	–	(1.35)
Basic and Diluted earnings (loss) per share	$0.30	$(1.82)

(more)

PEPCO HOLDINGS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31, 2014	December 31, 2013
	(millions of dollars)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$122	$23
Restricted cash equivalents	202	13
Accounts receivable, less allowance for uncollectible accounts of $43 million and $38 million, respectively	872	835
Inventories	142	148
Deferred income tax assets, net	56	51
Income taxes and related accrued interest receivable	8	274
Prepaid expenses and other	62	54
Total Current Assets	1,464	1,398

OTHER ASSETS
Goodwill	1,407	1,407
Regulatory assets	1,990	2,087
Income taxes and related accrued interest receivable	58	75
Restricted cash equivalents	13	14
Other	166	163
Total Other Assets	3,634	3,746

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	14,803	14,567
Accumulated depreciation	(4,897)	(4,863)
Net Property, Plant and Equipment	9,906	9,704

TOTAL ASSETS	$15,004	$14,848

(more)

PEPCO HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2014	December 31, 2013
	(millions of dollars, except shares)
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short-term debt	$509	$565
Current portion of long-term debt and project funding	449	446
Accounts payable	187	215
Accrued liabilities	319	301
Capital lease obligations due within one year	9	9
Taxes accrued	49	56
Interest accrued	81	47
Liabilities and accrued interest related to uncertain tax positions	6	397
Other	303	277
Total Current Liabilities	1,912	2,313

DEFERRED CREDITS
Regulatory liabilities	383	399
Deferred income tax liabilities, net	3,118	2,928
Investment tax credits	17	17
Pension benefit obligation	118	116
Other postretirement benefit obligations	203	206
Liabilities and accrued interest related to uncertain tax positions	6	28
Other	185	189
Total Deferred Credits	4,030	3,883

OTHER LONG-TERM LIABILITIES
Long-term debt	4,452	4,053
Transition bonds issued by ACE Funding	204	214
Long-term project funding	10	10
Capital lease obligations	60	60
Total Other Long-Term Liabilities	4,726	4,337

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $.01 par value, 400,000,000 shares authorized, 250,982,923 and 250,324,898 shares outstanding, respectively	3	3
Premium on stock and other capital contributions	3,764	3,751
Accumulated other comprehensive loss	(33)	(34)
Retained earnings	602	595
Total Equity	4,336	4,315
TOTAL LIABILITIES AND EQUITY	$15,004	$14,848

(more)

POWER DELIVERY SALES AND REVENUE

	Three Months Ended March 31,
Power Delivery Sales (Gigawatt Hours)	2014	2013
Regulated T&D Electric Sales
Residential	5,056	4,715
Commercial and industrial	7,139	7,120
Transmission and other	69	70
Total Regulated T&D Electric Sales	12,264	11,905

Default Electricity Supply Sales
Residential	4,054	3,818
Commercial and industrial	1,308	1,255
Other	11	20
Total Default Electricity Supply Sales	5,373	5,093

Power Delivery Electric Revenue (Millions of dollars)
Regulated T&D Electric Revenue
Residential	$204	$184
Commercial and industrial	226	216
Transmission and other	109	91
Total Regulated T&D Electric Revenue	$539	$491

Default Electricity Supply Revenue
Residential	$383	$375
Commercial and industrial	141	124
Other	95	32
Total Default Electricity Supply Revenue	$619	$531

Other Electric Revenue	$17	$17

Total Electric Operating Revenue	$1,175	$1,039

Power Delivery Gas Sales and Revenue
Regulated Gas Sales (Mcf)
Residential	4,773	4,072
Commercial and industrial	2,633	2,061
Transportation and other	2,380	2,432
Total Regulated Gas Sales	9,786	8,565

Regulated Gas Revenue (Millions of dollars)
Residential	$54	$48
Commercial and industrial	29	22
Transportation and other	4	3
Total Regulated Gas Revenue	$87	$73

Other Gas Revenue	$10	$12

Total Gas Operating Revenue	$97	$85

Total Power Delivery Operating Revenue	$1,272	$1,124

(more)

POWER DELIVERY – CUSTOMERS
	March 31, 2014	March 31, 2013

Regulated T&D Electric Customers (in thousands)
Residential	1,654	1,643
Commercial and industrial	200	198
Transmission and other	2	2
Total Regulated T&D Electric Customers	1,856	1,843

Regulated Gas Customers (in thousands)
Residential	117	115
Commercial and industrial	10	10
Transportation and other	–	–
Total Regulated Gas Customers	127	125

WEATHER DATA – CONSOLIDATED ELECTRIC SERVICE TERRITORY

	Three Months Ended March 31,
	2014	2013

Heating Degree Days	2,628	2,319
20 Year Average	2,291	2,299
Percentage Difference from Average	15%	1%
Percentage Difference from Prior Year	13%

Cooling Degree Days	–	–
20 Year Average	2	2
Percentage Difference from Average	(100%)	(100%)
Percentage Difference from Prior Year	–

(more)

PEPCO ENERGY SERVICES
Net Income - Continuing Operations

(Millions of Dollars)	Three Months Ended March 31,
	2014		2013

Operating Revenues		$60	$56
Cost of Goods Sold		47	40
Gross Margin		13	16
Other Operation and Maintenance Expenses		11	12
Depreciation and Amortization		2	2
Operating Income		−	2
Other Income		−	1
Income Before Income Taxes		−	3
Income Tax Expense		−	1
Net Income from Continuing Operations (GAAP)	$	−	$2

# # # # #